Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated February 14, 2025 in the Registration Statement on Form F-3, relating to the audit of the consolidated balance sheets of Work Medical Technology Group Limited and its subsidiaries (collectively the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of income and comprehensive loss, changes in equity, and cash flows in each of the years in the three-year period ended September 30, 2024, and the related notes (collectively referred to as the financial statements).

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement. We were dismissed as auditors on July 30, 2025, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in such Prospectus for the periods subsequent to September 30, 2024.

San Mateo, California August 29, 2025	/s/ WWC, P.C. WWC, P.C. Certified Public Accountants PCAOB ID: 1171